UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2024

Acorda Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-31938	13-3831168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Blue Hill Plaza 3rd Floor
Pearl River, New York		10965
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (914) 347-4300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered(1)
Common Stock, par value $0.001 per share	ACORQ	N/A
(1)
On April 25, 2024, Nasdaq filed a Form 25 to delist our common stock and remove such securities from registration under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and such delisting took effect on May 5, 2024. We expect that our common stock will be deregistered under Section 12(b) of the Exchange Act on or about July 24, 2024, which is the 90th day after the Form 25 filing. After our common stock is deregistered under Section 12(b) of the Exchange Act, it will remain registered under Section 12(g) of the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously disclosed, on March 31, 2024, Acorda Therapeutics, Inc. (the “Company”) and its wholly owned subsidiary, Civitas Therapeutics, Inc., entered into a “stalking horse” Asset Purchase Agreement (the “Asset Purchase Agreement”) with Merz Pharmaceuticals, LLC (the “Purchaser”) and, solely with respect to the guarantee of the Purchaser’s payment obligations thereunder, Merz Pharma GmbH & Co. KGaA. The Asset Purchase Agreement provides for the sale of substantially all of the Company’s assets to the Purchaser for $185.0 million, less certain deductions and adjustments as specified in the Asset Purchase Agreement (the “Asset Sale”). On April 1, 2024, the Company, together with certain of its subsidiaries (together with the Company, the “Debtors”), commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”) under the caption In re Acorda Therapeutics, Inc., et al. (the “Chapter 11 Proceedings”). The Company continues to operate its business as a “debtor-in-possession” in accordance with the applicable provisions of the Code and orders of the Court. On June 7, 2024, the Court held a hearing to consider approval of the Asset Sale and entered an order on June 12, 2024 approving the Asset Sale.

On July 10, 2024, the Company completed the Asset Sale. Proceeds from the Asset Sale were $185 million, of which (i) approximately $139 million were distributed to the Company’s secured creditors, including approximately $62 million to repay the “debtor-in-possession” loan provided by certain of the secured lenders, (ii) $5 million was deposited into an escrow account to settle post-closing adjustments pursuant to the Asset Purchase Agreement, and (iii) subject to approval of the Court, approximately $10.5 million was withheld in connection with the wind-down of the Company and confirmation of the plan of liquidation (the “Plan”). The Company does not expect that there will be any proceeds available for distribution to the Company’s stockholders either in connection with the Asset Sale or the ultimate liquidation of the Company’s assets and settlement of claims under the Plan. Upon the Court’s confirmation of the Plan, the Company anticipates deregistering its common stock, and, upon effectiveness of the Plan, the Company’s outstanding common stock will be cancelled. Nothing herein is intended to act as a solicitation of the Plan, which is not subject to stockholder approval.

Cautionary Information Regarding Trading in the Company’s Securities

The Company continues to face certain risks and uncertainties that have been affecting its business and operations, and these risks and uncertainties could impact the outcome of the Chapter 11 Proceedings. Holders of the Company’s common stock will not be entitled to any recovery on their investment following the Chapter 11 Proceedings. The Company cautions that trading in the Company’s securities given the pendency of the Chapter 11 Proceedings is highly speculative and poses substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual value realized, if any, by holders of the Company’s securities in the Chapter 11 Proceedings. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The Company is currently unable to prepare pro forma financial information reflecting the transaction described in Item 2.01 of this Current Report without unreasonable effort or expense, and therefore such information is not reasonably available to the Company within the meaning of Rule 12b-21 under the Securities Exchange Act of 1934. As a “debtor-in-possession” under the Code, the Company files publicly available monthly operating reports with the Court, which reports include financial statements that are limited in scope and prepared solely for the purpose of complying with requirements of the Court. The Company cautions investors and potential investors not to place undue reliance upon the information contained in the monthly operating reports, which are not prepared for the purpose of providing the basis for an investment decision relating to any of the securities of the Company.

(d) Exhibits

Exhibit No.	Description
10.1

Asset Purchase Agreement, dated March 31, 2024 by and between the Registrant, Civitas Therapeutics, Inc., and Merz Pharmaceuticals, LLC and Merz Pharma GmbH & Co. KGaA (incorporated by reference to Exhibit 10.48 to the Company’s Annual Report on Form 10-K filed April 1, 2024).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

Date:	July 11, 2024	By:	/s/ Michael A. Gesser
Michael A. Gesser Chief Financial Officer and Treasurer